Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the use, in the Offering Statement on Form 1-A POS of XY – the Findables Company (f.k.a. Ength Degree, LLC”), a Delaware corporation, of our report dated April 27, 2018 on our audit of the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in shareholders’/members’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

/s/ PKF, LLP
San Diego, California	PKF, LLP
July 11, 2018